TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is dated as of the 25th day of September, 2007 (the “Effective Date”).

BETWEEN:

MARK REYNOLDS, of Suite 3210, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8

(the "Consultant")

OF THE FIRST PART

AND:

CANYON COPPER CORP., a Nevada corporation, having its head office at Suite 408 – 1199 West Pender Street, Vancouver, British Columbia, Canada V6E 2R1

(the "Corporation")

OF THE SECOND PART

WHEREAS:

A.                     The Consultant and the Corporation entered into a Consulting Agreement dated January 19, 2006 (the “Consulting Agreement”) pursuant to which the Consultant agreed to provide the Corporation with consulting services in consideration for a consulting fee equal to the sum of $10,000 US per month (the “Consulting Fee”);

B.                     The Corporation is indebted to the Consultant in the amount of $60,000 for unpaid consulting fees (the “Unpaid Consulting Fees”); and

C.                     The Consultant and the Corporation have mutually agreed to terminate the Consulting Agreement effective immediately upon entering into this Termination Agreement.

NOW THEREFORE THIS TERMINATION AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 paid by each party to the other (the receipt of which is hereby acknowledged) the parties hereto mutually covenant and agree as follows:

1.           The Consultant and the Corporation agree that as of the Effective Date, the Consulting Agreement shall be terminated and of no further force or effect.

2.           Notwithstanding the date of this Termination Agreement, the Consultant waives the payment of the Consulting Fee from July 1, 2007 to the Effective Date.

3.           The Corporation shall pay to the Consultant the Unpaid Consulting Fees on the earlier of:

(a)	two years from the Effective Date of this Termination Agreement; or

(b)	the Corporation completing financing with minimum net proceeds of $2,000,000 US.

4.           Time shall be of the essence in this Termination Agreement.

5.           This Termination Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, pertaining to the subject matter hereof.

6.           This Termination Agreement shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the parties hereto agree to submit to the jurisdiction of the courts of British Columbia with respect to any legal proceedings arising herefrom.

7.           This Termination Agreement has been prepared by Northwest Law Group acting solely on behalf of the Corporation and the Consultant acknowledges that he has been advised to obtain independent legal advice.

8.           This Termination Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Termination Agreement to be duly executed and delivered as of the day and year first written above.

SIGNED, SEALED AND DELIVERED
BY MARK REYNOLDS
in the presence of:

/s/ Linda Hay
Signature of witness

408 - 1199 W. Pender Street Vancouver, British Columbia_	/s/ Mark Reynolds
Address of Witness	MARK REYNOLDS

Linda Hay
Name of Witness

CANYON COPPER CORP.,
a Nevada Corporation

Per:       /s/ Anthony Harvey
              _________________________________
              Anthony Harvey, CEO and Chairman